Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made at Cleveland, Ohio, as of the 16th day of August, 2005, by and between AMERICAN GREETINGS CORPORATION, an Ohio corporation (herein called the “Corporation”) and Michael J. Merriman (herein called “Employee”).
     In consideration of the covenants hereinafter set forth, the parties hereto mutually agree as follows:
1.	Employment. Subject to the provisions hereof, the Corporation shall employ Employee as Senior Vice President, Chief Financial Officer. Employee will have responsibility for the Corporation’s financial function. Employee shall devote Employee’s full business time and attention and give Employee’s best efforts to the business affairs of the Corporation. Employee recognizes that in serving as an officer of the Corporation, Employee serves solely at the pleasure of the Corporation and that employment in such capacity or in any other capacity may be terminated at any time by the Corporation.

2.	Compensation.
A.	Base Salary. The Corporation shall, during the term of this Employment Agreement, pay to Employee as minimum compensation for services a base salary of $400,000 annually (less appropriate withholdings and deductions). Employee’s salary will be reviewed annually, and may be increased based on Employee’s performance or increased responsibilities.

B.	Incentive Bonus. Employee shall participate in the Key Management Annual Incentive Plan at the Senior Vice President level, with a target percentage of 80% of Employee’s base salary. The actual incentive payment, if any, will be adjusted up or down based on individual business unit and corporate performance. Employee acknowledges receipt of a copy of this plan. Employee shall be eligible for an incentive payment for fiscal year 2006, calculated as described above, with the incentive payment calculated based upon the amount of the Employee’s base salary actually paid during fiscal year 2006, provided that Employee has worked for the Corporation for at least six months in fiscal year 2006.

C.	Senior Vice President Stock Options. Employee shall participate in the Corporation’s stock option plan(s) at the Senior Vice President level as follows:
i.)	35,000 options for American Greetings Class A Common Stock will be granted within 90 days of the date Employee begins employment with the Corporation. The grant price of the options will be the New York Stock Exchange (NYSE) closing price of the stock on the date of grant. Of the 35,000 options,

♦	17,500 will vest one year from the date of grant; and

♦	17,500 will vest two years from the date of grant.
ii.)	35,000 additional options for American Greetings Class A Common Stock will be granted annually thereafter; provided that the size of such grants may be increased or decreased based on individual performance and on the Corporation’s stock option grant practices generally. The actual grant date will be the date approved by the Board of Directors for a general grant to other employees. Of each annual grant of 35,000 options:
♦	17,500 will vest one year from the date of the grant; and

♦	17,500 will vest two years from the date of the grant.
iii.)	If termination of employment occurs before the vesting of some or all of these options, Employee will forfeit any unvested options, except as otherwise provided under paragraph 5 below.

iv.)	The grants will be subject to the terms of the applicable stock option plan(s) and a stock option agreement between Employee and the Corporation, copies of which Employee acknowledges receiving. Where the terms of such plan and the terms of this Employment Agreement differ, the terms of the plan shall prevail; where the terms of the stock option agreement and this Employment Agreement differ, the terms of this Employment Agreement shall prevail.
D.	Supplemental Stock Options.
i)	Employee will be granted a supplemental grant of 60,000 stock options for American Greetings Class A Common Stock within 90 days of the date Employee begins employment with the Corporation. The grant price of the options will be the New York Stock Exchange (NYSE) closing price of the stock on the date of grant. All 60,000 options will vest 48 months from the date Employee begins employment with the Corporation; however,
♦	if the American Greeting stock price closes at or above $35 per share on any day prior to the vesting date, 10,000 of these options will vest immediately;

♦	if the American Greetings stock price closes at or above $40 per share on any day prior to the vesting date, 10,000 of these options will vest immediately;

♦	if the American Greetings stock price closes at or above $45 per share on any day prior to the vesting date, 20,000 of these options will vest immediately;

♦	if the American Greetings stock price closes at or above $50 per share on any day prior to the vesting date, 20,000 of these options will vest immediately.
ii)	If termination of employment occurs before the vesting of some or all of these options, Employee will forfeit any unvested options, except as otherwise provided under paragraph 5 below; provided, however, if vesting is accelerated under paragraph 5, that accelerated vesting will apply only to 40,000 of the 60,000 stock options; the remaining 20,000 stock options shall be forfeited.

iii)	This supplemental grant will be subject to the terms of the applicable stock option plan(s) and a stock option agreement between Employee and the Corporation, copies of which Employee acknowledges receiving. Where the terms of such plan and the terms of this Employment Agreement differ, the terms of the plan shall prevail; where the terms of the stock option agreement and this Employment Agreement differ, the terms of this Employment Agreement shall prevail.
3.	Other Benefits.
A.	Benefits. Employee shall be eligible to participate in American Greetings benefit programs, as they may be revised from time to time, including health care, disability and life insurance. Employee acknowledges receiving the Benefits-by Design booklet, which describes these programs.

B.	Profit Sharing and Savings Plan. Employee shall be eligible to participate in the American Greetings Retirement Profit Sharing and Savings Plan, as it may be amended from time to time, a copy of which Employee acknowledges receiving.

C.	Automobile and Insurance. Employee shall receive other benefits normally provided to Senior Vice Presidents, as they may be changed from time to time, including the personal use of a company automobile and additional company paid life, AD&D and personal liability insurance, as described in the Executive Benefits booklet, a copy of which Employee acknowledges receiving.

4.	Termination of Employment. Employment may be terminated as follows:
A.	Disability. If Employee becomes incapacitated due to physical or mental illness, and is unable to perform his/her duties for six consecutive months, the Corporation may terminate Employee’s employment.

B.	Death. Employment shall terminate automatically upon Employee’s death. Corporation shall pay to Employee’s estate Employee’s base salary through the end of the month in which death occurs as well as the entire amount of any earned but unpaid bonus for the fiscal year prior to the Employee’s death. If Employee had completed at least six months of active employment in the fiscal year prior to his death, he shall be entitled to continued participation in the Key Management Annual Incentive Plan at the Senior Vice President level under the same terms and conditions as specified in subsection 5.B.(b)ii) below, with payment to be made to Employee’s estate, and to be based on actual earnings through the end of the month in which Employee’s death occurs...

C.	By Corporation For Cause. Corporation may terminate Employee’s employment immediately upon notice for a gross violation of Employee’s obligations to the Corporation. A gross violation is defined as Employee’s: (i) willful misconduct; (ii) breach of fiduciary duty to the Corporation: (iii) material, continued and intentional failure to perform duties after receipt of timely written notice of such failure (which notice specifies in reasonable detail the failure) and after Employee’s failure to timely cure such failure further provided that a single instance of bad judgment that is promptly addressed and cured after written notice as described above shall not constitute grounds for termination pursuant to this clause: (iv) willful violation of any law, rule, final cease-and-desist order or regulation (other than traffic violations and similar offenses) which would demonstrably damage the business, prospects or reputation of the Corporation; or (v) other behavior or actions that a reasonable person would conclude evidence moral turpitude which would demonstrably damage the business, prospects or reputation of the Corporation..

D.	By Employee With Sufficient Reason. Employee may terminate employment: (1) within 90 days after a change in control, as defined herein; or (2) if Employee’s duties are reduced by the Corporation to a level clearly below the level Employee held prior to the reduction or if the Employee’s compensation is reduced below the amounts specified in paragraph 2 above and Employee elects to separate within 30 days of either such reduction; or (3) if, after 36 months, but before 48 months after Employee’s date of hire, Employee has not been offered responsibility for operating and managing a “Qualified Business Unit.” A Qualified Business Unit is a business unit of the Corporation that meets the following requirements: i. Employee would have general management and profit and loss responsibility for the business unit; ii. Management of the business unit by Employee would not require the Employee to relocate outside of the greater Cleveland, Ohio area; and iii. The business unit is of a size and significance to the Corporation as a whole such that the presence or absence of that business unit would be considered material by the U.S. Securities and Exchange Commission.. The option to terminate employment set forth in this subsection 4.D (3) shall be available to Employee only for the a12 month period commencing on the 36 month anniversary of Employee’s first day of employment with Corporation and ending on the 48 month anniversary of Employee’s first day of employment with the Corporation.

E.	By Corporation or Employee At-Will. Corporation or Employee may terminate employment upon 30 days written notice.
5.	Severance.
A.	The Corporation will pay Employee severance if employment is terminated by Employee under section 4.D or by Corporation under section 4.E (each a “Severance Event”).

B.	The severance granted under these circumstances will be the greater of:
(a)	the Corporation’s severance policy in effect at the time of termination or,

(b)	the following:
i.)	12 months of base salary less applicable deductions and withholdings at the rate in effect on the date of the Severance Event, payable in monthly installments beginning on the 15th of the month following the Severance Event;

ii.)	continued participation in the Key Management Annual Incentive Plan at the Senior Vice President level for the fiscal year in which the Severance Event occurs, but only if Employee has completed at least six months of active employment in that fiscal year. The pay out, if any, shall be based on the actual pay out percentage earned under Employee’s plan in that fiscal year, individual performance at no less than “meets expectations” (or such other satisfactory performance measure as may be in effect in the future), and Employee’s actual base salary earned in that fiscal year up to the date of the Severance Event. Payment of the incentive, if any, shall occur at the time of payment of incentives to other plan participants;

iii.)	vesting as of the date of the Severance Event of any stock options granted prior to such date that are granted under the provisions of Paragraph 2.C. and D. (except for 20,000 of the options granted under D.) and that would otherwise have vested within 12 months of such date;

iv.)	continued use of Employee’s company provided car for 30 days after the date of the Severance Event; and

v.)	participation in the company’s health care programs for 12 months from the date of the Severance Event, at the active employee rate.
C.	If Employee is eligible for severance, Employee may elect severance under Paragraph 5.B.(a) or (b) above. However, the severance granted under one option or the other shall be instead of, and not in addition to, any other severance or separation benefits normally granted to officers. No other severance or other compensation or benefits not specified herein shall be due or payable to Employee following termination of employment, except for benefits under the Executive Deferred Compensation plan or Retirement Profit-Sharing and Savings plan in accordance with the terms of the plans.

D.	In order to receive any severance benefit hereunder, Employee shall execute a waiver and release of claims in a form satisfactory to the Corporation.

E.	“Change in control” shall mean the occurrence of any of the following events, individually or in combination:
(a)	Corporation is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transition is held in the aggregate by the holders of Corporation’s common shares immediately prior to such transaction;

(b)	Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Corporation’s common shares immediately prior to such sale or transfer;

(c)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the voting power of Corporation’s common shares;

(d)	Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Corporation has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(e)	If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Corporation’s shareholders, of each director of Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of Corporation then still in office who were directors of Corporation at the beginning of any such period.
Notwithstanding the foregoing provisions of Section (c) and (d) above, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement (i) solely because (A) Corporation; (B) a subsidiary; (C) any Corporation-sponsored employee stock ownership plan or other employee benefit plan of Corporation; or (D) any family member of

Jacob Sapirstein (including lineal descendants, spouses of such descendants, the lineal descendants of any such spouses, the spouse of any such spouses’ lineal descendants and trusts (including voting trusts) either files or becomes obligated to file a report or proxy statement under or in responses to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the voting power of Corporation’s common shares or otherwise, or because Corporation reports that a Change in Control of Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a Change in Control of any subsidiary.
6.	Non-Compete. Employee covenants and agrees that in consideration of employment as an officer of the Corporation, for a period of twelve months after termination of employment, regardless of the reason for such termination, Employee shall not, directly or indirectly, individually or on behalf of another person or entity, or in a consulting or freelance capacity, engage in any of the following: (1) without the prior written approval of the Corporation, enter into the employment of any person, firm or corporation in the United States or Canada, which at the date of Employee’s termination shall be manufacturing or selling products that are substantially similar in nature to the products being then manufactured or sold by the Corporation; (2) contact or solicit any customer of Corporation for the purpose of providing services or products competitive with those provided by Corporation; (3) induce any customer of Corporation to cease doing business in whole or in part with Corporation; or (4) solicit any employee of Corporation to leave his or her employment with Corporation.
7.	Confidentiality. Employee agrees that during the period of employment and thereafter, except as required by Employee’s employment duties, Employee will keep confidential, will use only for the benefit of the Corporation, and will not disclose any information, records, documents or trade secrets of the Corporation acquired by Employee during employment. Upon termination of employment, Employee will immediately return to the Corporation any keys, credit cards, badges, passwords or other property belonging to the Corporation, and any record or other document (whether in paper or electronic format, and including all copies thereof) relating to the business of the Corporation, it being recognized by Employee that such information is the property of the Corporation.
8.	Injunctive Relief. The parties acknowledge that any violation of Paragraph 6 or 7 would cause serious and irreparable harm to the Corporation, and that money damages would not constitute an adequate remedy for such breach. Therefore, in the event of a breach or threatened breach of Paragraph 6 or 7, the Corporation shall be entitled to injunctive relief without the posting of any bond or other security, retraining and enjoining Employee from performing any acts prohibited by this Agreement or otherwise prohibited by law, or ordering Employee to perform the acts required by this Agreement, in addition to any other rights or remedies. The Corporation shall be entitled to reasonable attorney fees and costs incurred in enforcing this Agreement. Employee has read and considered the restrictions of Paragraphs 6 and 7, and agrees that they are fair and reasonably required for the protection of the interests of the Corporation. Should a determination be made by a court of competent jurisdiction that the character, duration or geographical scope of any provision of Paragraph 6 or 7 is unreasonable, then it is the intention of the parties that the provisions be construed to enforce those provisions to the extent that they are reasonable in light of the circumstances as they then exist.
9.	Dispute Resolution. Except for enforcement of Paragraphs 6 and 7, Employee agrees to submit any dispute relating to or arising out of employment or this Agreement to the Corporation’s Dispute Resolution Program, provided that any arbitration thereunder shall be binding arbitration.
10.	Non-Disparagement. Employee agrees that at no time during or subsequent to employment with the Corporation will Employee either directly or indirectly make any statements to third parties (whether verbal or written) disparaging of the Corporation or any of its directors, officers or employees.
11.	Governing Law and Surviving Clauses. This Agreement shall be governed by and interpreted under the laws of the State of Ohio. The following paragraphs shall survive the term of this Agreement: paragraphs 5,6,7,8, 9, 10 and 11. This Agreement, including the plans, agreements, policies and programs referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof.
12.	Consultation. Employee acknowledges that prior to signing this Agreement, Employee has had sufficient opportunity to consult with Employee’s legal and financial advisors regarding the terms of this Agreement.
AMERICAN GREETINGS CORPORATION

By:	/s/ Zev Weiss

Zev Weiss
Chief Executive Officer

/s/ Michael J. Merriman

Employee